Exhibit 99.1

For Immediate Release

Company Contact:

Grant Williams

Chief Financial Officer

(303) 444-0900 x 2185

gwilliams@noof.com

New Frontier Media Reports Fiscal 2010 First Quarter Results

BOULDER, COLORADO, August 7, 2009 — New Frontier Media, Inc. (Nasdaq: NOOF), a leading provider of transactional television and the international distribution of independent general motion picture entertainment, reported its results for the fiscal 2010 first quarter ended June 30, 2009.

“The first quarter results of New Frontier Media reflect meaningful progress towards our fiscal year 2010 objectives.  Our Transactional TV segment generated $0.6 million in international revenue, and we are continuing to increase our market share in the U.S.  We are currently distributing content to approximately 224 million network homes, including almost 32 million new, international network homes,” said Michael Weiner, chief executive officer of New Frontier Media, Inc. “Our domestic Transactional TV business has experienced pressure caused by a general decline in the adult category revenue related to the recent economic downturn.  Notwithstanding, our content continues to outperform the competition, and we expect to begin distributing additional hours of content on existing VOD platforms and replace our competitors’ pay-per-view channels throughout fiscal year 2010.  This should position our Transactional TV segment for an improvement in revenue as the economy recovers.  For the Film Production segment, we are pleased with the return to profitability in the first quarter of fiscal year 2010.  This segment benefited during the quarter from the completion and remaining delivery of our third installment of an episodic series to a premium cable channel customer and from our cost reduction efforts.  Our production of the episodic series continues to be well received by our customer, and we believe our prospects are good for a fourth installment of the series.”

“We continue to identify opportunities to enhance our revenue growth within our existing cost structure and at the same time, we are taking advantage of the competitive landscape to reduce our operating expenses.  Through the restructuring of our Direct-to-Consumer segment and renewed focus on Film Production and Corporate Administration segment costs, we reduced our operating expenses by approximately $0.7 million as compared to the same prior year quarter.  Our cash flows and balance sheet also continue to be very strong.  We generated cash flow from operations of $1.4 million during the quarter after spending $1.0 million of cash for the Film Production segment’s producer-for-hire services which we expect to recover later in the fiscal year. We ended the quarter with $17.3 million in cash, and we recently extended our line of credit through

December 2009.  Overall, the Company’s fundamentals continue to be very strong and provide us with a solid foundation.”

First Fiscal Quarter Financial Highlights: June 30, 2009 Compared to June 30, 2008

•                  Revenue was $12.5 million as compared to $13.1 million and reflected the following results:

•                  Transactional TV segment revenue was $9.6 million as compared to $10.6 million in the same prior year quarter.  Pay-per-view (“PPV”) revenue was $4.4 million as compared to $5.0 million in the same prior year quarter, and we believe the decline is due to the continued economic downturn and corresponding reduction in consumer buys. Video-on-demand (“VOD”) revenue was $5.1 million as compared to $5.3 million in the same prior year quarter and declined as a result of lower domestic revenue also believed to be due to the deterioration in the economic environment.  The decline in domestic VOD revenue was partially offset by incremental international VOD revenue of $0.5 million.

•                  Film Production segment revenue increased to $2.5 million as compared to $2.0 million primarily due to the delivery of additional owned content to premium cable channel customers including the remaining delivery of titles from the third installment of an episodic series.

•                  Direct-to-Consumer segment revenue declined to $0.3 million due to a reduction in website traffic which we also believe is primarily related to the economic downturn.

•                  Cost of sales increased to $4.6 million from $3.9 million primarily due to:

•                  an increase of $0.4 million from the Transactional TV segment primarily due to higher transport costs to support additional VOD distribution, higher transponder and uplink costs to support additional PPV channel offerings and higher amortization costs from distributing higher quality content;

•                  an increase in the Film Production segment’s film cost amortization related to the increase in owned content revenue; and

•                  an increase of $0.2 million in Direct-to-Consumer segment costs primarily associated with internet traffic purchases incurred to improve our website membership revenue.

•                  Operating expenses declined to $6.5 million as compared to $7.1 million and were impacted by:

•                  a $0.5 million reduction in Direct-to-Consumer segment expenses from the restructuring of new product initiative operations in the fourth quarter of fiscal year 2009;

•                  a $0.3 million decline in Corporate Administration costs primarily due to a decline in auditing and accounting fees from our ongoing cost reduction efforts and from lower employee costs due to the departure of our former Chief Operating Officer during the fourth quarter of fiscal year 2009;

•                  a $0.2 million decline in Film Production segment expenses from lower tradeshow and travel costs associated with further cost reduction efforts in response to the economic downturn; and

•                  an increase in Transactional TV segment advertising and promotion costs incurred in connection with our efforts to increase domestic revenue.

•                  Net income for the quarter was $0.8 million, or $0.04 per share, as compared to $1.2 million, or $0.05 per share, in the same prior year quarter.

Non-GAAP Financial Measures

This press release contains a presentation of EBITDA and Adjusted EBITDA on a consolidated basis for the quarters ended June 30, 2009 and 2008, which are non-GAAP financial measures.  The Company believes these measures provide useful information to management and to investors; however, these non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.  A reconciliation of EBITDA and Adjusted EBITDA to their most directly comparable GAAP financial measure, net income, is presented in a reconciliation table that follows our presentation of Consolidated Operating Results below.  EBITDA is calculated as net income plus depreciation, amortization, and income taxes, plus or minus other income (expense); and Adjusted EBITDA is calculated as EBITDA less cash paid for content, plus asset impairment charges.

Conference Call Information

New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time.  The participant phone number for the conference call is (888) 561-1721. To participate in the web cast please log onto www.noof.com and click on “Investor Relations” and then “Calendar of Events”.  A replay of the conference call will be available for seven days beginning after 1 p.m. Eastern Time on August 7, 2009 at (800) 406-7325, access code 4132354.  The replay will also be archived for twelve months on the corporate web site at www.noof.com. This press release can be found on the company’s corporate web site, www.noof.com, under “Investor Relations/News Releases”.

Cautionary Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. These forward-looking statements are covered by the safe harbor provisions for forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes’’, “seeks”, “estimates”, or variations of such words are intended to identify such forward-looking statements.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements.  All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission (“SEC”) for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports.  Copies of these filings are available through the SEC’s electronic data gathering analysis and retrieval (EDGAR) system at www.sec.gov.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a leading producer and distributor of branded television networks and on-demand programming. The Company delivers nine full-time transactional adult-themed pay-per-view networks to cable and satellite operators across the United States. These services reach over 190 million network homes. Additionally, the Company is a leading provider of content to video-on-demand platforms on cable and satellite. The Company’s programming originates at New Frontier Media’s state of the art digital broadcast center in Boulder, Colorado. The Company owns thousands of hours of digital content and partners with movie studios to bring together a variety of transactional adult entertainment available today.

New Frontier Media’s Film Production segment produces original motion pictures that are distributed in the U.S. on premium movie channels, such as Cinemax® and Showtime®, and internationally on similar services. The Film Production segment also develops and produces original event programming that is widely distributed on satellite and cable pay-per-view. This segment also represents the work of a full range of independent film producers in markets around the globe.

For more information about New Frontier Media, Inc. contact Grant Williams, Chief Financial Officer, at (303) 444-0900, extension 2185, and please visit our web site at www.noof.com.

Consolidated Operating Results

(in thousands, except per share amounts)

	(Unaudited)
	Quarter Ended June 30,
	2009	2008

Net sales	$12,504	$13,061

Cost of sales	4,626	3,929

Gross margin	7,878	9,132

Operating expenses excluding impairment charges	6,467	7,146
Asset impairment charges	28	—
Total operating expenses	6,495	7,146

Operating income	1,383	1,986

Other income (expense)	(69)	22

Income before provision for income taxes	1,314	2,008

Provision for income taxes	(487)	(829)

Net income	$827	$1,179

Basic income per share	$0.04	$0.05

Diluted income per share	$0.04	$0.05

Average outstanding shares of common stock	19,494	23,692

Common stock and common stock equivalents	19,498	23,735

EBITDA and Adjusted EBITDA

	(Unaudited)
	Quarter Ended June 30,
	2009	2008

Net Income	$827	$1,179

Adjustments:
Other income (expense)	69	(22)
Provision for income taxes	487	829
Depreciation and amortization	2,464	2,179
EBITDA	3,847	4,165
Cash paid for content(1)	(1,085)	(1,389)
Asset impairment charges	28	—
Adjusted EBITDA	$2,790	$2,776

(1) Amount includes total cash paid for prepaid distribution rights and capitalized film costs.

Consolidated Balance Sheets

(in thousands)

	June 30, 2009	March 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,269	$16,049
Restricted cash	21	16
Marketable securities	—	90
Accounts receivable, net	10,490	10,242
Deferred producer-for-hire costs	1,084	60
Taxes receivable	301	683
Deferred tax assets	386	358
Prepaid and other assets	1,375	1,592
Total current assets	30,926	29,090
Equipment and furniture, net	5,297	5,573
Prepaid distribution rights, net	10,832	10,933
Recoupable costs and producer advances, net	5,280	4,999
Film costs, net	6,032	6,672
Goodwill	8,599	8,599
Other identifiable intangible assets, net	1,445	1,630
Other assets	1,047	1,043
Total assets	$69,458	$68,539

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,084	$2,144
Producers payable	1,192	950
Deferred revenue	824	737
Accrued compensation	1,195	1,188
Deferred producer liabilities	2,355	1,970
Short-term debt	4,000	4,000
Accrued and other liabilities	1,385	2,112
Total current liabilities	13,035	13,101
Deferred tax liabilities	911	903
Taxes payable	242	242
Other long-term liabilities	609	718
Total liabilities	14,797	14,964

Commitments and contingencies

Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	54,890	54,702
Accumulated deficit	(170)	(997)
Accumulated other comprehensive loss	(61)	(132)
Total shareholders’ equity	54,661	53,575
Total liabilities and shareholders’ equity	$69,458	$68,539

Consolidated Statements of Cash Flows

(in thousands)

	(Unaudited)
	Quarter Ended June 30,
	2009	2008
Cash flows from operating activities:
Net income	$827	$1,179
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,464	2,179
Share-based compensation	213	257
Deferred taxes	(10)	(26)
Charge for asset impairments	28	—
Changes in operating assets and liabilities
Accounts receivable	(247)	2,333
Accounts payable	16	46
Prepaid distribution rights, net	(833)	(1,018)
Film costs, net	(252)	(371)
Deferred producer-for-hire costs	(1,024)	—
Deferred revenue	87	758
Producers payable	242	227
Taxes receivable and payable, net	383	716
Recoupable costs and producer advances, net	(309)	(591)
Accrued compensation	6	(725)
Other assets and liabilities, net	(228)	(495)

Net cash provided by operating activities	1,363	4,469

Cash flows from investing activities:
Purchase of marketable securities	—	(586)
Redemption of marketable securities	90	837
Purchases of equipment and furniture	(156)	(1,662)
Purchase of intangible assets	(6)	(489)
Payment of related party note arising from business acquisition	—	(15)

Net cash used in investing activities	(72)	(1,915)

Cash flows from financing activities:
Purchases of common stock	—	(1,502)
Payment of dividends	—	(2,982)
Payment of long-term seller financing	(75)	—

Net cash used in financing activities	(75)	(4,484)

Net increase (decrease) in cash and cash equivalents	1,216	(1,930)
Effect of exchange rate changes on cash and cash equivalents	4	—
Cash and cash equivalents, beginning of period	16,049	18,325

Cash and cash equivalents, end of period	$17,269	$16,395

Segment Summary Data (1)

(in millions)

	(Unaudited)
	Quarter Ended June 30,
	2009	2008	% change

Net sales
Transactional TV	$9.6	$10.6	-9%
Film Production	2.5	2.0	25%
Direct-to-Consumer	0.3	0.5	-40%
Total net sales	12.5	13.1	-5%

Cost of sales
Transactional TV	3.0	2.6	15%
Film Production	1.1	0.9	22%
Direct-to-Consumer	0.6	0.4	50%
Total cost of sales	4.6	3.9	18%

Operating expenses
Transactional TV	2.7	2.4	13%
Film Production	1.1	1.3	-15%
Direct-to-Consumer	0.1	0.6	-83%
Corporate Administration	2.6	2.9	-10%
Total operating expenses	6.5	7.1	-8%

Operating income (loss)
Transactional TV	4.0	5.5	-27%
Film Production	0.4	(0.1)	#
Direct-to-Consumer	(0.4)	(0.5)	20%
Corporate Administration	(2.6)	(2.9)	10%
Total operating income	$1.4	$2.0	-30%

(1) Amounts in this schedule may not sum due to rounding.

# Represents an increase or decrease in excess of 100%.

Supplemental Revenue Data (1)

(in millions)

	(Unaudited)
	Quarter Ended June 30,
	2009	2008	% change

Transactional TV
VOD	$5.1	$5.3	-4%
PPV	4.4	5.0	-12%
Other	0.1	0.2	-50%
Total	$9.6	$10.6	-9%

Film Production
Owned content	$2.0	$1.7	18%
Repped content	0.4	0.3	33%
Other	0.1	0.1	0%
Total	$2.5	$2.0	25%

Direct-to-Consumer
Net membership	$0.3	$0.4	-25%
Other	0.1	0.1	0%
Total	$0.3	$0.5	-40%

(1) Amounts in this schedule may not sum due to rounding.